FOR IMMEDIATE RELEASE:

CONOLOG REGAINS FULL COMPLIANCE WITH NASDAQ MARKETPLACE RULE 4310(c)(4)

Somerville, NJ – August 23, 2006: Conolog Corporation (NASDAQ: CNLGD), an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today that it has been notified by NASDAQ that the Company complies with Rule 4310(c)(4). Conolog’s symbol will return to CNLG at the open of the market on September 1, 2006.

Chairman of Conolog Robert Benou stated, “On August 21, 2006, the Company was notified by NASDAQ that the bid price of the Company’s stock has been at $1.00 per share or greater for at least 10 consecutive trading days and accordingly has regained compliance with Marketplace Rule 4310(c)(4).”

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit www.nfnonline.com/cnlgd.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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